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                                                    EXHIBIT 12(b)

                        TEXAS UTILITIES ELECTRIC COMPANY
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS


                                                         TME                          Year Ended December 31,
                                                      September    ----------------------------------------------------------------
                                                        1995          1994          1993         1992          1991          1990
                                                      ---------       ----          ----         ----          ----          ----
                                                                                Thousands of Dollars, Except Ratios
FIXED CHARGES:
  Interest on mortgage bonds . . . . . . . . . . . . $  538,954   $  567,363    $  610,999   $  598,235    $  608,729    $  551,986
  Interest on other long-term debt . . . . . . . . .     42,309       32,183        45,787       54,379        61,822        92,749
  Amortization of debt discount, (premium)
       and expense . . . . . . . . . . . . . . . . .     10,165        8,615         6,493        4,778         4,111         3,698
  Amortization of loss on reaquired debt . . . . . .     18,791       17,608        12,471        9,301         5,052         4,635
  Other interest charges . . . . . . . . . . . . . .     26,721       36,408        10,222       22,123        52,948        38,271
  Rentals representative of the interest factor. . .     25,045       26,017        29,637       30,828        28,737        25,545
                                                     ----------   ----------    ----------   ----------    ----------    ----------
      Total fixed charges. . . . . . . . . . . . . . $  661,985   $  688,194    $  715,609   $  719,644    $  761,399    $  716,884
Preferred dividends* . . . . . . . . . . . . . . . .    122,353      170,938       169,683      150,727       207,747       136,161
                                                     ----------   ----------    ----------   ----------    ----------    ----------
  Fixed Charges and preferred dividends. . . . . . . $  784,338   $  859,132    $  885,292   $  870,371    $  969,146    $  853,045
                                                     ==========   ==========    ==========   ==========    ==========    ==========

EARNINGS:
  Net income                                         $  408,082   $  658,192    $  476,526   $  821,123    $ (289,173)   $  964,276
  Add:
     Federal income taxes. . . . . . . . . . . . . .    183,553      146,633        96,951       29,049        76,073        57,930
     Deferred federal income taxes - net . . . . . .     41,254      219,752       164,487      233,125      (232,464)       45,724
     Federal investment tax credits - net. . . . . .    (21,122)     (23,698)      (19,698)     (20,322)      (53,498)       33,841
     Fixed charges . . . . . . . . . . . . . . . . .    661,985      688,194       715,609      719,644       761,399       716,884
                                                     ----------   ----------    ----------   ----------    ----------    ----------
         Total earnings. . . . . . . . . . . . . . . $1,273,752   $1,689,073    $1,433,875   $1,782,619    $  262,337    $1,818,655
                                                     ==========   ==========    ==========   ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES AND
      PREFERRED DIVIDENDS. . . . . . . . . . . . . .       1.62         1.97          1.62         2.05          0.27**        2.13
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*  Preferred  dividends  represent  (1) the portion of  preferred  dividends deductible for federal income tax purposes, plus (2) the balance of preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

** The Company's earnings were inadequate to cover fixed charges and preferred dividends for the twelve months ended December 31, 1991. The deficiency was $706,809,000. The computation of the ratio of earnings to fixed charges and preferred dividends does not include interest payments made by affiliated companies on senior notes, which are recovered currently through the fuel component of rates.